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                                                                   EXHIBIT 5(b)

                     [OPINION OF CAHILL GORDON & REINDEL]

                               December 13, 1995

                                                                 (212) 701-3000

Southwestern Public Service Company
SPS Tower, Tyler at Sixth
Amarillo, Texas 79101

New Century Energies, Inc.
1225 Seventeenth Street
Denver, Colorado 80202

Ladies and Gentlemen:

  We have acted as counsel to Southwestern Public Service Company, a New Mexico Corporation ("SPS") and New Century Energies, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 105,294,443 shares of Common Stock, par value $1 per share, of the Company (the "Shares").

  We are of the opinion that the Shares to be issued by the Company have been duly authorized and, when issued in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and related prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Cahill Gordon & Reindel